Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (333-262281) and Form S-8 (333-263153) of Ads-Tec Energy PLC of our report dated April 28, 2022, relating to the consolidated financial statements which appear in this Form 20-F.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

April 28, 2022